Exhibit (b)(2)
EXECUTION VERSION

SENIOR SUBORDINATED LOAN AGREEMENT
Dated as of May 19, 2006
among
BRIAD MAIN STREET, INC.,
and
MAIN STREET ACQUISITION CORPORATION
as the initial Borrowers
and
MAIN STREET RESTAURANT GROUP, INC.,
and
BRIAD MAIN STREET, INC.,
as the subsequent Borrowers
BANK OF AMERICA, N.A.
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO
and
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01A	Additional Restaurants
1.01B	CNL/FFCA Sale/Leaseback
1.01C	Excluded Restaurants
1.01D	Franchise Agreements
1.01E	Leases
1.01F	Unit Locations
1.01H	EBITDA Calculations
2.01	Commitments and Applicable Percentages
4.01(b)	Closing Date Compliance
5.02(b)	Payments
5.03(a)	Consents
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Existing Liens
5.08(d)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.22	Locations of Loan Parties
5.26	Status of Liquor License Approvals
5.27	Operating Accounts
6.12	Guarantors
7.02	Existing Indebtedness
7.06(c)	Certain Restricted Payments
7.11	Financial Covenants
7.12	Capital Expenditures
10.02	Addresses for Notices
EXHIBITS

Form of

A	Committed Loan Notice
B	PIK Note
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion Matters – Counsel to Borrowers and Designated Guarantors

SENIOR SUBORDINATED LOAN AGREEMENT
     This SENIOR SUBORDINATED LOAN AGREEMENT (“Agreement”) is entered into as of May 19, 2006, among MAIN STREET ACQUISITION CORPORATION, a Delaware corporation (the “Company”), MAIN STREET RESTAURANT GROUP, INC., a Delaware corporation (“Main Street”), as successor to the Company, BRIAD MAIN STREET, INC., a Nevada corporation (“Parent” and together with the Company and Main Street, collectively, the “Borrowers” and each individually, a “Borrower”), BANK OF AMERICA, N.A. and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS:
     Pursuant to the Agreement and Plan of Merger dated as of the Closing Date (as hereinafter defined) (together with the related Certificate of Merger acknowledged by the Secretary of State of the State of Delaware, collectively, the “Merger Agreement”) between the Parent, the Company, and Main Street, the Parent shall cause the Company to acquire Main Street (the “Acquisition”) pursuant to a cash tender offer to purchase all of the Main Street Stock (as hereinafter defined) not already held by the Parent.
     Immediately after the initial Borrowing of the Loans (each as hereinafter defined) is made to the Company and the Parent under this Agreement on the Funding Date (as hereinafter defined), after the consummation of the Acquisition, and at the Merger Effective Time (as hereinafter defined) the Company shall be merged with and into Main Street (the “Merger”) with Main Street as the surviving corporation of such Merger. Immediately at the Merger Effective Time, Main Street will assume all of the obligations of the Company as a “Borrower” hereunder and under each and every other Loan Document, and each and every reference to “Company” or to “Borrower” in this Agreement or in any other Loan Documents shall, from and after the Merger Effective Time mean and include Main Street.
     The Parent and the Company have requested that in order to effectuate the Acquisition and the Merger, the Lenders lend to the Company up to $35,000,000 to pay to the holders of the Main Street Stock other than the Company and the Parent, a portion of the cash consideration for their shares of Main Street Stock, to pay transaction fees and expenses and to refinance certain Indebtedness of Main Street.
     The Borrowers have requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01. Defined Terms. As used in this Agreement, the following terms and the terms set forth on Annex A shall have the meanings set forth below and the meanings set forth on Annex A, as applicable:

     “Acquisition” has the meaning specified in the Preliminary Statements.
     “Additional Restaurants” means each Restaurant identified on Schedule 1.01A.
     “Administrative Services Agreement” means that certain Administrative Services Agreement dated as of the Funding Date by and between the Company and the Servicer.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The Sister Company and the Servicer shall each be an Affiliate of the Borrowers for all purposes hereunder.
     “Agent Parties” has the meaning specified in Section 10.02(c).
     “Agreement” means this Senior Subordinated Loan Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (a) on or prior to the Funding Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender in respect of the Loans is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), in substantially the form of Exhibit E or any other form approved by the Lenders and, except during the existence of an Event of Default, which form shall be reasonably acceptable to the Borrowers.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

     “Audited Financial Statements” means the audited consolidated balance sheet of any Person for the Fiscal Year of such Person then ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of such Person, including the notes thereto.
     “Bamboo Club” means any of “The Bamboo Club Asian Bistro” restaurants with the following unit locations: 2001, 2002, 2003, 2004, 2005, 2006, 2010, 2011, 2012, 2013 and 2017.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Blockage Notice” has the meaning specified in Section 9.03(b).
     “Borrowers” has the meaning specified in the Introductory Paragraph, such that (a) prior to the Merger Effective Time, the term “Borrower” and “Borrowers”, as applicable, shall mean the Parent and the Company, and (b) at all times after the Merger Effective Time, the term “Borrower” and “Borrowers”, as applicable, shall mean the Parent, and, Main Street, as successor by merger to the Company.
     “Borrower Assumption and Assignment” means the assignment on the Funding Date, immediately after consummation of the Acquisition, by the Company to Main Street and the assumption by Main Street of all of the Obligations of the Company under this Agreement pursuant to Section 10.19 and the ratification by Main Street of the assumption of the Company’s Obligations which occurs by operation of law by virtue of the Merger.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans made by each Lender pursuant to Section 2.01.
     “Briad Credit Agreement” means that certain Credit Agreement dated as of March 31, 2005 by and among the Sister Company, Briad Wenco, L.L.C., a New Jersey limited liability company, Briad Wentwo, L.L.C., a New Jersey limited liability company, the lenders signatory thereto from time to time, Bank of America, N.A., as administrative agent, GE Capital Franchise Finance Corporation as syndication agent, Banc of America Securities, LLC and GECC Capital Market Group, Inc., as co-lead arrangers as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified.
     “Business” means the operation by the Borrowers and their Subsidiaries of Restaurants at the Unit Locations.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens under the Senior Debt Documents):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means an event or series of events by which:
     (a) if at any time Bradford Honigfeld shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Parent representing more than 51% of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis; provided, however, that a Change of Control shall not result upon the death of Bradford Honigfeld, so long as the Parent establishes a succession plan that is reasonably acceptable to the Required Lenders within six (6) months of his death; or
     (b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Borrower, or control over the equity securities any Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or
     (c) the Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in Main Street and Main Street shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests of the Designated Guarantors, unless (i) Main Street is merged or consolidated with and into the Parent, or (ii) one or more Designated Guarantors is merged or consolidated with and into another Designated Guarantor(s), Main Street or the Parent.
     “Change of Control of Ownership Interests” means the approval by the applicable state liquor license boards in each of Arizona, California, Nevada and New Mexico of a change in corporate or company officer and the appointment of one or more new corporate or company officers resulting from the Transaction or the entering into of the applicable license agreement.
     “Closing Date” means May 19, 2006.
     “CNL” means, collectively, CNL Financial I, Inc., a Florida corporation and CNL Financial III, LLC, a Delaware limited liability company.
     “CNL Facility” means the agreements identified on Schedule 1.01B.
     “CNL/FFCA Sale/Leaseback” means the agreements with CNL and FFCA identified on Schedule 1.01B with respect to the nine (9) Restaurants at the following Unit Locations: 1140, 1143, 1863, 1946, 1947, 1950, 1851, 1852 and 1853.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to make a Loan to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption

“Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Loan Notice” has the meaning specified in Section 2.02.
     “Company” has the meaning specified in the Introductory Paragraph.
     “Company Governing Documents” means the Certificate of Incorporation, By-Laws and other governing documents of the Company (as amended, if applicable).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated Growth Capital Expenditures” means, as of any date of determination, Capital Expenditures in respect of new commitments for the purchase or other acquisition of any fixed or capital asset to be used for the development of new T.G.I. Friday’s Unit Locations by a Loan Party (including, without limitation, entering into any new lease, purchase agreement, construction contract or other arrangement relating to the acquisition, development, or build out of property in connection with the opening or anticipated opening of a new T.G.I. Friday’s Unit but excluding normal replacements and maintenance which are properly charged to current operations and expenditures made in compliance with any then existing binding commitments for the purchase or other acquisition or lease or other arrangement for the development of new T.G.I. Friday’s Unit Locations).
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt Issuance” means the incurrence, issuance or sale by any Borrower or any of its Subsidiaries after the Funding Date of any debt (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise) but excluding issuance of any Indebtedness permitted under Section 7.02.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Designated Guarantors” means all Guarantors other than Excluded Guarantors.
     “Development Agreements” means collectively, (a) the Development Agreement dated as of March 15, 2004 by and between the Franchisor and Cornerstone Productions, Inc., (b) the Development Agreement dated as of March 15, 2004 by and between the Franchisor and Main St. California, Inc., as amended by the first amendment thereto dated February 17, 2005, and (c) the California Development Incentive Agreement dated March 15, 2004 by and among the Franchisor, Main St. California, Inc. and Main Street, and as each of the foregoing are in effect on the Closing Date.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Enforcement Action” means any action by a Lender to (a) accelerate any portion of the Senior Subordinated Debt, (b) initiate any judicial proceeding or action to collect any portion of the Senior Subordinated Debt, (c) initiate any proceeding under any Debtor Relief Law, or (d) exercise any right of set off or counterclaim against any Borrower or any Guarantor.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Investment” means the cash Investments in the Equity Interests of the Parent made or to be made by the Equity Investor upon the terms and subject to the conditions contained in the Company Governing Documents.
     “Equity Investor” means Bradford Honigfeld.
     “Equity Issuance” means the issuance, sale or other disposition by any Borrower or any of its Subsidiaries of any of such Person’s Equity Interests (including, without limitation, pursuant to an initial Public Offering), any rights, warrants or options to purchase or acquire any shares of its Equity Interests or any other security or instrument representing, convertible into or exchangeable for any Equity Interests in any Borrower or any of its Subsidiaries.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 8.01.

     “Excluded Cooperstown Restaurant” means the Restaurant located at 2217 East Ninth Street, Cleveland, Ohio 44115 owned by an Excluded Guarantor as identified on Schedule 1.01C.
     “Excluded Guarantors” means each of the following Subsidiaries of Main Street: (a) Bamboo Club, Inc., an Arizona corporation, (b) Main St. Midwest, Inc., a Kansas corporation, (c) Redfish America, LLC, an Arizona limited liability company, and (d) Redfish Cleveland, Inc. an Ohio corporation.
     “Excluded Restaurants” means the Excluded Cooperstown Restaurant, the Excluded T.G.I. Friday’s Restaurant and any Bamboo or Redfish restaurant as listed on Schedule 1.01C owned by an Excluded Guarantor and any other assets used in connection with any Excluded Restaurant.
     “Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).
     “Excluded T.G.I. Friday’s Restaurant” means the Restaurant at Unit Location 1909 plus any of the T.G.I. Friday’s Restaurants owned by an Excluded Guarantor identified on Schedule 1.01B.
     “Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time. As of the Funding Date, the Facility shall be equal to $35,000,000.
     “FASB” means the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Bank of America.
     “Fee Letter” means the amended and restated letter agreement, dated as of the Closing Date among the Borrowers, the Sister Company, the Senior Debt Agent and the Arranger.
     “FERC” has the meaning specified in Section 5.14(b).
     “FFCA” means FFCA Acquisition Corporation, a Delaware corporation.
     “Fiscal Quarters” has the meaning specified in Section 7.14(b).
     “Fiscal Year” has the meaning specified in Section 7.14(b).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof, the District of Columbia and its territories shall be deemed to constitute a single jurisdiction.
     “FQ1, FQ2, FQ3, FQ4” means the first, second, third and fourth Fiscal Quarters respectively of a specified Fiscal Year.
     “Franchise Agreements” means, collectively, all franchise agreements, the Development Agreements and other development agreements, license agreements or related agreements by and between the Franchisor and any Borrower or any Subsidiary, which agreements relate to any of the Restaurants, including but not limited to those Franchise Agreements described on Schedule 1.01D attached hereto.
     “Franchisor” means, T.G.I. Friday’s Inc., a New York Corporation and its successors and assigns.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.
     “FYE” means a Fiscal Year of the Borrowers and the Designated Guarantors ending on a specified date or during a specified calendar month or calendar year.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute

of Certified Public Accountants and statements and pronouncements of FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “GMAC Facility” means (i) the Secured Convertible Promissory Note, dated May 11, 1998, issued by Main St. California, Inc. to Franchise Mortgage Acceptance Corporation, in the aggregate principal amount of $1,696,500, and the Pledge and Security Agreement of even date therewith relating thereto, and (ii) the Secured Convertible Promissory Note, dated May 11, 1998, issued by Main St. California, Inc. to Franchise Mortgage Acceptance Corporation in the aggregate principal amount of $626,904, and the Pledge and Security Agreement of even date therewith relating thereto.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any liquor license boards or related agencies whether state or federal).
     “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, each of the Subsidiaries of the Borrowers listed on Schedule 6.12 and each other Subsidiary of any Borrower that shall be required to execute and deliver a Guaranty Joinder Agreement pursuant to Section 6.12.

     “Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Lenders substantially in the form of Exhibit F attached hereto, as supplemented from time to time by execution and delivery of Guaranty Joinder Agreements pursuant to Section 6.12 or otherwise.
     “Guaranty Joinder Agreements” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty executed and delivered by a Subsidiary to the Lenders pursuant to Section 6.12.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial) as the amount of such letter of credit may be calculated under Section 1.06 of the Senior Credit Agreement, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Information Memorandum” means the information memorandum used by the Arranger in connection with the syndication of the Commitments.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, without limitation, laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices and sex, race, religion and age discrimination, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lease” means each operating lease of real property related to a Restaurant or to the operations of the Business, including, but not limited to, those leases set forth in Schedule 1.01E attached hereto.
     “Lender” has the meaning specified in the introductory paragraph hereto.

     “Lending Office” means, as to any Lender, the office or offices of such Lender designated by such Lender on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrowers and the Lenders.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that for the avoidance of doubt Franchisor’s rights of first offer and first refusal under the Franchise Agreements shall not be considered or deemed to be a Lien.
     “Loan” means the Loans made pursuant to Sections 2.01 and 2.06(c).
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, and (c) the Guaranty, and each other agreement, certificate, document or instrument delivered by any Loan Party in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Loan Parties” means, collectively, the Borrowers and each Guarantor.
     “Main Street” has the meaning specified in the Preliminary Statements.
     “Main Street Credit Agreement” means that certain Credit Agreement, dated as of October 31, 2005 among Main Street Restaurant Group, Inc., Bank of America and Banc of America Securities LLC.
     “Main Street Stock” means all of the issued and outstanding shares of common stock, $0.001 par value per share, of Main Street, including all of the associated preferred stock purchase rights issued pursuant to the Rights Agreement.
     “Mandatory Prepayment Event” means the occurrence of (a) a Debt Issuance, (b) an Equity Issuance, or (c) a Property Sale.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, however, that for purposes hereunder on the Funding Date and solely on the Funding Date, in each case a Material Adverse Effect shall exclude a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger.
     “Maturity Date” means the seventh anniversary of the Funding Date; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Merger” has the meaning specified in the Preliminary Statements.
     “Merger Agreement” has the meaning specified in the Preliminary Statements.
     “Merger Effective Time” has the meaning specified for the term “Effective Time” in Section 2.02 of the Merger Agreement.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to any Equity Issuance or Debt Issuance by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
     “Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Obligor” means, as the context may require, any Borrower or any Guarantor.
     “Operating Accounts” has the meaning specified in Section 5.27.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Orleans Restaurant” means the Restaurant at Unit Location 1802.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means on any date, the aggregate outstanding principal amount of the Loans after giving effect to any prepayments of the Loans.
     “Participant” has the meaning specified in Section 10.06(c).
     “Parent” has the meaning specified in the Introductory Paragraph hereto.
     “Payment In Full” or “Paid In Full” means in relation to Senior Debt, (a) payment in full in cash and/or Cash Equivalents of all obligations (other than obligations in respect of the aggregate amount which is undrawn and available under all issued and outstanding letters of credit issued for the account of the Borrowers under the Senior Credit Agreement, but including all indemnified liabilities to the extent then due and payable) of the Borrowers owing to Senior Debt Agent and the Senior Lenders under the Senior Debt Documents, (b) either the termination of all letters of credit under the Senior Credit Agreement or delivery by the Borrowers, pursuant to the terms of the Senior Credit Agreement, of cash collateral or back-up letters of credit issued by a bank reasonably acceptable to the Senior Debt Agent, covering all obligations of the Senior Lenders with respect to all letters of credit outstanding under the Senior Credit Agreement, and (c) the termination of all commitments to lend under the Senior Debt Documents.
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Restaurant Sales” means the Disposition of up to nine (9) Restaurants in the aggregate during the term of the Facility owned by a Borrower or Designated Guarantor; provided, that:
     (a) the Borrowers shall provide the Lenders with thirty (30) days’ prior written notice thereof;
     (b) after giving pro forma effect to any such Disposition, (i) no Default shall have occurred and be continuing or shall result therefrom (ii) the Borrowers and the Designated Guarantors shall be in pro forma compliance with all of the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Lenders pursuant to Section 6.01(a) or (b) as though such Disposition had been consummated as of the first day of the fiscal period covered thereby and (iii) the remaining Unit Locations shall have a loan to value ratio acceptable to the Senior Lenders;
     (c) any and all consents and approvals of any Governmental Authority, franchisor or landlord necessary for the consummation of such Disposition shall have been received;
     (d) the Borrowers shall have delivered to the Lenders not less than ten (10) days prior to such Disposition, true and complete copies of the most current drafts of any documents, instruments or other similar agreements to be undertaken and completed by any Borrower or any Designated Guarantor in connection with such Disposition; and
     (e) the Borrowers shall have delivered to the Lenders updated Schedules 1.01D, 1.01E, 1.01F, 5.13, 5.22 and 5.27, as applicable, to this Agreement to reflect such Disposition which shall be in form and substance satisfactory to the Required Lenders.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “PIK Note” has the meaning set forth in clause (c) of Section 2.06.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.

     “Pro Forma Basis” means the calculation of compliance with any financial covenant set forth in Sections 7.11, 4.01(b) and 4.02(a)(xvii) after including the financial results of the Borrowers (including Main Street) and their Subsidiaries that are or will be Designated Guarantors hereunder. The calculation of such compliance shall be determined as of the most recently ended Reference Period by reference to the Audited Financial Statements of Main Street and its Subsidiaries that are or will be Designated Guarantors hereunder and the Parent and its Subsidiaries (or if audited financial results are not available for such Reference Period or any portion thereof, any unaudited financial results as are approved by the Required Lenders), as if the Acquisition and Merger had been consummated on the first day of such Reference Period in the manner described in (i), (ii) and (iii) below or as otherwise in conformity with such reasonable procedures as shall from time to time be approved by the Required Lenders;
     (i) all Indebtedness (under this Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Acquisition and Merger shall be deemed to have been incurred or made on the first day of the Reference Period, and all Indebtedness of Main Street acquired in the Acquisition which was or will have been repaid in connection with the consummation of the Acquisition shall be deemed to have been repaid on the first day of the Reference Period;
     (ii) all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the sum of (a) the arithmetic mean of (x) the Eurodollar Rate (as defined in the Senior Credit Agreement) for Eurodollar Rate Loans (as defined in the Senior Credit Agreement) having an Interest Period (as defined in the Senior Credit Agreement) of one month in effect on the first day of the Reference Period and (y) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one (1) month in effect on the last day of the Reference Period plus (b) the Applicable Rate (as defined in the Senior Credit Agreement) for Revolving Credit Loans (as defined in the Senior Credit Agreement) then in effect (after giving effect to the Acquisition and Merger on a pro forma basis); and
     (iii) other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from the Acquisition as may be approved by the Required Lenders in writing shall be deemed to have been realized on the Funding Date.
     “Property Sale” means any Disposition of any assets or property of any Borrower or any of its Subsidiaries in one or a series of related transactions, other than (a) sales of inventory in the ordinary course of business consistent with past practices, (b) sales of obsolete or surplus equipment, (c) sales of any Excluded Restaurants and (d) Permitted Restaurant Sales.
     “Public Market” shall exist after the Funding Date if (a) a Public Offering has been consummated and (b) any Equity Interests of any Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

     “Public Offering” means a public offering of the Equity Interests of any Borrower pursuant to an effective registration statement under the Securities Act of 1933.
     “Quarterly Payment Date” means the last day of March, June, September and December, commencing with the first such date after the Funding Date, or if any such day is not a Business Day, the next succeeding Business Day.
     “Redfish” means any of the “Redfish Seafood Grill and Bar” restaurants with the following unit locations: 1701, 1704, 1707 and 1708.
     “Reference Period” As of any date of determination, the period of four (4) consecutive Fiscal Quarters of the Borrowers and the Designated Guarantors ending on such date, or if such date is not a Fiscal Quarter end date, the period of four (4) consecutive Fiscal Quarters most recently ended (in each case treated as a single accounting period).
     “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.
     “Related Documents” means the Merger Agreement, the Stockholder Agreement and the Company Governing Documents.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reorganization Securities” means equity or subordinated debt securities of any Borrower or any of its Subsidiaries or any successor obligor with respect to the Senior Subordinated Debt provided for by a plan of reorganization or adjustment that, in the case of any such debt securities, are subordinated in right of payment to the Senior Debt (or any debt securities issued in exchange for all or any portion of the Senior Debt) to at least the same extent as the Senior Subordinated Debt is subordinated to the Senior Debt.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Outstandings.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restaurant” means any T.G.I. Friday’s Unit owned or leased and operated by any Borrower or any Designated Guarantor, other than the Excluded T.G.I. Friday’s Restaurant.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Rights Agreement” means that certain Rights Agreement dated as of May 23, 2005 by and among Main Street and Computershare Trust Company, Inc., as rights agent.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Senior Credit Agreement” means that certain Credit Agreement dated as of May 19, 2006 by and among the Borrowers, the Senior Lenders, the Senior Debt Agent, and the other lenders signatory thereto from time to time, as amended, supplemented, modified, extended, renewed, restated, refinanced or replaced from time to time in compliance with the terms hereof.
     “Senior Debt” means all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Borrowers or any other Loan Party under, in connection with, or evidenced or secured by the Senior Credit Agreement and any of the other Senior Debt Documents including, without limitation, obligations to pay (i) principal, (ii) reimbursement obligations with respect to letters of credit, (iii) interest or premium (including any interest or premium accruing after the filing of a petition in bankruptcy or the commencement of any reorganization, regardless of whether the same is allowed as a claim in such proceeding), (iv) fees, (v) costs, expenses and other amounts related to any indemnity against loss, damage or liability, (vi) all obligations owing under any Swap Contract entered into with any Person which, at the time such Swap Contract was entered into, was a Senior Lender or an Affiliate of a Senior Lender under the Senior Credit Agreement, (vii) all obligations under cash or treasury management arrangements entered into with any Person which, at the time such arrangements were entered into, was a Senior Lender or an Affiliate of a Senior Lender under the Senior Credit Agreement, and (viii) any other monetary obligation; provided, that (x) the aggregate principal amount of Indebtedness constituting Senior Debt hereunder shall not exceed at any time $132,000,000 as reduced by the amount of any payments or prepayments of the term loans under, and permanent reductions to revolving credit commitments under, the Senior Credit Agreement (other than any payments, repayments or commitment reductions that result solely from a refinancing, replacement or other successor credit facility) and (y) shall not include any obligations which otherwise would be Senior Debt but which are incurred or outstanding in violation of this Agreement. Senior Debt shall be considered outstanding until any commitment to make extensions of credit under the Senior Credit Agreement has been permanently reduced or has terminated in accordance with the Senior Credit Agreement, and all Senior Debt has been Paid in Full.
     “Senior Debt Agent” means Bank of America, as administrative agent to the Senior Lenders under the Senior Credit Agreement or its successors and assigns or any successor administrative agent appointed in accordance with the Senior Credit Agreement.
     “Senior Debt Documents” means and includes each of the documents, instruments and other agreements, including the Senior Credit Agreement, evidencing, guaranteeing or securing the Senior Debt (including all Loan Documents as such term is defined in the Senior Credit Agreement), as in effect on the Funding Date and as amended, supplemented, modified, extended, renewed, restated, refinanced or replaced from time to time in compliance with the terms hereof.
     “Senior Debt Non-Payment Default” means, at any time, that any “default” or “event of default” under the Senior Credit Agreement, other than a Senior Debt Payment Default, that then entitles Senior Lenders or the Senior Debt Agent to accelerate payment of the Senior Debt.
     “Senior Debt Payment Default” means any default in payment of principal of or interest on Senior Debt when due, whether on a scheduled payment date, at stated maturity, by mandatory prepayment, by acceleration or otherwise.
     “Senior Lenders” means the holders of the Senior Debt.
     “Senior Subordinated Debt” means the Loans and the Notes, and the payment of the principal of and interest and premium (if any) on the Loans and the Notes, and all other obligations, indebtedness and liabilities due and payable by the Borrowers or any Guarantor to the Lenders under any of the Loan Documents other than any fees, costs or expenses paid by the Borrowers on the Funding Date.
     “Servicer” means Briad Management Services, LLC, a Nevada limited liability company, and its successors and assigns.
     “Sister Company” means Briad Restaurant Group, L.L.C., a New Jersey limited liability company.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Space Lease” (and the correlative phrase “Space-Leased”) refer to (a) a lease of the improvements (or the land and improvements) constituting a Restaurant or other office or business location (other than the Excluded Restaurants) or (b) a lease of a Restaurant (or other office or business location other than the Excluded Restaurants).
     “Specified Event” means, in connection with the Borrowers and the Designated Guarantors, as to all such license, permit, Franchise Agreement or Lease matters then existing which could reasonably be expected to result in a Specified Event, considered as a whole (but excluding matters relating to an Excluded Restaurant), a decrease of Consolidated EBITDA of the Borrowers and the Designated Guarantors of more than twelve percent (12%) from the Consolidated EBITDA of the Borrowers and the Designated Guarantors for the corresponding Reference Period in the previous Fiscal Year.
     “Stockholder Agreement” means, collectively: (i) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, Company, John F. Antioco, Antioco Limited Partnership and The Antioco LLC; (ii) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company and Lorraine Antioco; (iii) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company and CIC MSRG LP; and (iv) that certain Stock Tender and Voting Agreement dated as of the Closing Date, by and among the Parent, the Company, The Zyman Foundation Inc. and Sergio S. Zyman IRA.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “T.G.I. Friday’s Unit” means any T.G.I. Friday’s restaurant franchised by the Franchisor that is located in the United States.
     “Threshold Amount” means $2,200,000.
     “Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans.
     “Transaction” means, collectively, (a) the organization of the Parent and the Company and the issuance of all of the Equity Interests of Main Street to the Parent, (b) the consummation of the Merger, (c) the entering into by the Loan Parties of the Loan Documents, the Related Documents and the Senior Debt Documents to which they are or are intended to be a party and the incurrence of the related Indebtedness under the Loan Documents and the Senior Debt

Documents on the Funding Date, (d) the refinancing of certain outstanding Indebtedness of Main Street and its Subsidiaries and the termination of all commitments with respect thereto, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction.
     “UFOC” means the quarterly Uniform Franchise Offering Circular of the Franchisor distributed to its franchisees.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Unit Locations” means, collectively, the property comprising the Restaurant locations described on Schedule 1.01F and the property comprising any other Restaurant locations.
     “Unit Relocation” means in connection with the relocation of a Unit Location, the cessation of operations and closing of any Restaurant and the resulting opening of a new Unit Location not later than thirty (30) days of such closure and within a three mile radius of the closing Unit Location.
     “Unit Relocation Closing Location” means the Restaurant being closed in connection with a Unit Relocation.
     “Unit Relocation Opening Location” means the new Restaurant being opened within a three mile radius of the applicable Unit Relocation Closing Location.
     “United States” and “U.S.” mean the United States of America.
     “U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
     1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any

Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrowers and the Designated Guarantors or to the determination of any amount for the Borrowers and the Designated Guarantors on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrowers are required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

     1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II.
AMOUNT AND TERMS OF LOANS
     2.01. The Loans. In a single Borrowing on the Funding Date, each Lender that has a Commitment severally agrees it will make a loan (each a “Loan”) and collectively, the “Loans”) to the Borrowers equal to the amount of such Lender’s Commitment. No amounts paid or prepaid on the Loans may be reborrowed.
     2.02. Borrowing Procedure.
     (a) On the Funding Date, the Borrowers shall deliver a notice in the form of Exhibit A (the “Committed Loan Notice”) to the Lenders not later than 11:00 a.m.
     (b) Each Lender shall make the amount of its Loan available to the Borrowers in the principal amount equal to its Commitment by wire transfer to the account of the Borrowers specified in its Committed Loan Notice not later than 3:00 p.m. on the Funding Date. The obligations of the Lenders hereunder to make Loans are several and not joint. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.
     2.03. Optional Prepayments.
     (a) The Borrowers may, upon notice by the Borrowers to the Lenders, at any time or from time to time voluntarily prepay the Loans in whole or in part at the prepayment prices (expressed as a percentage of the principal amount of the Loan being prepaid) set forth in the table below, plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date and; provided, that (i) such notice must be received by the Lenders not later than 11:00 a.m. on the date of prepayment of the Loans; and (ii) any prepayment of Loans shall be in a principal amount of $2,000,000 or a whole multiple of $2,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Period ending on:	Prepayment Price
First Anniversary of the Funding Date	103%
Second Anniversary of the Funding Date	102%
Third Anniversary of the Funding Date	101%
The prepayment price after the third anniversary of the Funding Date shall be 100% of the principal amount of the Loan being prepaid.
     (b) Notwithstanding Section 2.03(a), the Borrowers may voluntarily prepay the Loans at any time, without premium or penalty, in an amount not to exceed $5,000,000 in the aggregate from the Net Cash Proceeds received by any Borrower or Guarantor from Dispositions of Excluded Restaurants once all of the Excluded Restaurants shall have been disposed plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date.
     2.04. Mandatory Repayment of Loans.
     (a) Maturity Date. The Borrowers shall repay the Loans on the Maturity Date in an amount equal to the aggregate principal amount of all Loans outstanding on such date, together with all accrued but unpaid interest thereon.
     (b) Mandatory Prepayment Events. Without limiting the Borrowers’ obligation to pay the entire principal amount of the Loans, together with all accrued and unpaid interest thereon, on the Maturity Date (or any other date upon acceleration of the Maturity Date pursuant to the terms of this Agreement), if at any time while the Loans are outstanding, any Mandatory Prepayment Event shall occur, then after all Senior Debt is Paid In Full, the Borrowers shall repay the Loans outstanding on such date, together with all accrued and unpaid interest on the principal amount being prepaid on the prepayment date, but without any premium or penalty.
     (c) Change of Control. If any Change of Control shall occur, then each of the Lenders shall have the right, upon two (2) days written notice to the Borrowers, to require that all of the Loans applicable to such Lender be repaid on the Business Day specified in such notice at the prepayment prices set forth in Section 2.03(a) above, plus accrued and unpaid interest on the principal amount being prepaid on the prepayment date; provided, however, that prior to making any such payment, (x) within thirty (30) days of such Change of Control all of the Senior Debt shall be Paid In Full, and (y) the Borrowers shall have delivered evidence satisfactory to the Lenders that the Senior Lenders shall have consented to such payment hereunder.
     (d) Acceleration. Upon an acceleration of the Obligations pursuant to Section 8.02, the Borrowers shall repay the Loans outstanding at the prepayment prices set forth in Section 2.03(a) above, plus accrued and unpaid interest on the principal amount being repaid to the repayment date.
     2.05. Termination of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the Funding Date.

     2.06. Interest. (a) The unpaid principal amount of the Loans shall bear interest from the Funding Date until the Maturity Date (whether by acceleration or otherwise) at a rate of fourteen percent (14.0%) per annum.
     (b) During the continuance of an Event of Default, all Obligations, including, to the extent permitted by Law, overdue interest in respect of the Loans, shall automatically, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to Section 10.01, bear interest at a rate of sixteen percent (16.0%) per annum.
     (c) Interest shall accrue from and including the Funding Date to but excluding the date of any repayment thereof and shall be payable in cash, without duplication:
     (i) quarterly in arrears on each Quarterly Payment Date (commencing on the first Quarterly Payment Date occurring after the Funding Date); the Borrowers shall have the option to pay up to two percent (2.0%) (each such amount, the “PIK Amount”) of the total interest then due on the unpaid principal amount of the Loans by (A) increasing the then aggregate unpaid principal amount of the Loans by an amount equal to the PIK Amount due on such Quarterly Payment Date or (B) issuing a promissory note (as any such promissory note may be amended, endorsed or otherwise modified from time to time, and all other promissory notes accepted from time to time in substitution, replacement or renewal thereof, a “PIK Note”), substantially in the form of Exhibit B attached hereto to such Lender in an amount equal to such Lender’s ratable share of the PIK Amount which shall have accrued during such quarterly period (after issuance of any PIK Note, such PIK Note shall be a “Note” hereunder, and the loan evidenced thereby shall be a “Loan” for all purposes under this Agreement and the other Loan Documents); provided, that the Borrowers shall at any time required by any Lender deliver a PIK Note to such Lender as evidence of the aggregate amount of any and all interest owed to such Lender which has been paid in the manner set forth in clauses (A) and (B) above.
     (ii) on the Maturity Date (or any other date upon acceleration of the Maturity Date pursuant to the terms of this Agreement) therefor; and
     (iii) on the date of payment or prepayment (whether voluntary or mandatory), in whole or in part, of principal outstanding on such Loans on the principal amount so paid or prepaid.
Interest accrued on Loans and other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.07. Fees. The Borrowers shall pay to the Arranger the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.08. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360 day year, and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10, bear interest for one (1) day. Each determination by the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.09. Evidence of Debt. (a) The Borrowers’ obligation to pay the principal of, and interest on, each Loan held by each Lender shall be evidenced by a promissory note substantially in the form of Exhibit C with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
     (b) The Note issued to each Lender shall (i) be executed by each Borrower, (ii) be payable to the order of such Lender and be dated the Funding Date, (iii) be in a stated principal amount equal to the Loan made by such Lender on the Funding Date (or in the case of a new Note issued pursuant to Section 10.06(b), the Loan evidenced thereby at the time of issuance) and be payable in the principal amount of the Loan evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.06 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (c) In addition to the Notes, the Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by such Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans.
     2.10. Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the account of such Lender specified in Schedule 10.02 hereto or as such other account of such Lender as specified in writing to the Borrowers in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments made by the Borrowers hereunder (whether voluntary or mandatory, shall be applied pro rata among the Lenders in accordance with each Lender’s Applicable Percentage of such payment; provided, however, in the event that more than one Lender elects to require a mandatory prepayment of their Loans pursuant to Section 2.04(c) such mandatory prepayment shall be applied pro rata among each of the Lenders making such an election. Each prepayment of Loans pursuant to Sections 2.03 and

2.04 shall be applied: first, to the payment of principal of the Loans on a pro rata basis in accordance with each Lender’s Applicable Percentage until the Loans are paid in full; and second, to pay all accrued interest, and any other outstanding Obligations on a pro rata basis in accordance with each Lender’s Applicable Percentage. All payments received by any Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     2.11. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of the Obligations then due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations owing to such Lender at such time to (b) the aggregate amount of the Obligations in respect of the Facility owing to all Lenders hereunder and under the other Loan Documents at such time), then the Lender receiving such greater proportion shall (i) notify the other Lenders of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of the Obligations in respect of the Facility then due and payable to the Lenders or owing to the Lenders, as the case may be, provided, that:
     (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (B) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if such Borrower shall be required by applicable Law to deduct any

Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by the Borrowers. The Borrowers shall indemnify each Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender shall be conclusive absent manifest error.
     (d) Evidence of Payments. Upon reasonable request of any Lender, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority, if any, or a copy of a cashed check evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers, at the time or times prescribed by applicable Law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers (in such number of copies as shall be reasonably requested) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-BEN, or
     (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrowers, upon the request of such Lender, agrees to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02. Increased Costs. (a) Increased Costs Generally. Subject to Sections 3.03 and 10.13, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

     (iii) impose on any Lender any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.02 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.03. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
     3.04. Survival. Each Borrower’s obligations under this Article III shall survive termination of the Commitment and/or the Loans and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSING DATE AND TO THE BORROWING OF THE LOANS
     4.01. Conditions to Closing Date. The obligation of each Lender to execute and enter into this Agreement on the Closing Date is subject to satisfaction of the following conditions precedent:
     (a) The Lenders’ receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each of the Lenders:
     (i) executed counterparts of this Agreement (other than Main Street), sufficient in number for distribution to each Lender and the Borrowers;
     (ii) duly executed copy of the Senior Credit Agreement;
     (iii) copies certified by a Responsible Officer of the Borrowers of each of the Related Documents (other than the Certificate of Merger), duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as any Lender shall request; and
     (iv) (i) copies of the (A) pro forma consolidated financial statements relating to the Borrowers, its Subsidiaries and any other entities or businesses that are the subject of the Acquisition and (B) financial statements of Main Street and its Subsidiaries for the Fiscal Year ended December 31, 2005, and any other financial statements as of the most recently ended Fiscal Quarter, and (ii) the forecasts, prepared by the senior management of the Borrowers, of consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and the Designated Guarantors for each Fiscal Year from 2006 through and including 2011.
     (b) Evidence, showing to the reasonable satisfaction of the Lenders that on a Pro Forma Basis after giving effect to the completion of the Acquisition, the Merger, the Equity

Investment, the Transaction and the making of the Loans on the Funding Date that the Borrowers shall be in compliance with the financial covenants set forth on Schedule 4.01(b).
     (c) Each of the Loan Documents (other than this Agreement) and the Senior Debt Documents (other than the Senior Credit Agreement) shall be in form and substance satisfactory to the Lenders, as applicable, subject only to execution by the parties thereto on the Funding Date.
     (d) The Administrative Services Agreement shall be in form and substance satisfactory to the Lenders, subject only to execution by the parties thereto on the Funding Date.
     4.02. Conditions of Borrowing of the Loans. The obligation each Lender to make the Loans on the Funding Date is subject to satisfaction of the following conditions precedent:
     (a) The Lenders’ receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Lenders:
     (i) executed counterparts of the Guaranty, sufficient in number for distribution to each Lender and the Borrowers;
     (ii) a Note duly executed by the Borrowers in favor of each Lender;
     (iii) a Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrowers, in respect of the initial Borrowing of the Loan;
     (iv) copies certified by a Responsible Officer of the Borrowers of each of the Senior Debt Documents (other than the Senior Credit Agreement), duly executed by the parties thereto;
     (v) a copy certified by a Responsible Officer of the Borrowers of the Administrative Services Agreement, duly executed by the parties thereto and certifying that there has been no amendment to, or modification of, the form of Administrative Services Agreement delivered to the Lenders on the Closing Date unless such amendment or modification has been approved by the Required Lenders;
     (vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (vii) such documents and certifications as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, including certified copies of Organization Documents certified by the applicable secretary of state of such jurisdiction of organization and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (viii) a favorable opinion of Pryor Cashman Sherman & Flynn LLP, counsel to the Borrowers and the Designated Guarantors addressed to each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (ix) favorable opinions of local counsel to the Borrowers and the Designated Guarantors in each of Arizona, California, Nevada and New Mexico, addressed to each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (x) a copy certified by a Responsible Officer of the Borrowers of each Lease in effect on the Funding Date with respect to any Restaurant (other than Excluded Restaurants);
     (xi) a copy certified by a Responsible Officer of the Borrowers of each Franchise Agreement with respect to any Restaurant (other than the Excluded Restaurants);
     (xii) (A) evidence of (1) the consent and approval by the Franchisor of the transactions contemplated by this Agreement and the other Loan Documents or (2) that such consents and approvals are not required;
     (xiii) a certificate of a Responsible Officer of each Loan Party (A) attaching copies of the consent relating to the Orleans Restaurant required in connection with the Transaction, which consent shall be in full force and effect, or (B) stating that no other consents or approvals are required (other than the Change of Control of Ownership Interests and as to the Flagstaff Unit Location 2093) in connection with the Transaction;
     (xiv) a certificate signed by a Responsible Officer of the Borrowers certifying that (A) the conditions specified in Section 4.02 have been satisfied, (B) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have a material adverse change in the business, results of operations or financial condition of the Parent, the Company or Main Street and the Designated Guarantors, taken as a whole, either alone or in combination, or the ability of the parties to consummate the Acquisition or Merger, other than a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to a materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger and (C) there has been no material adverse change to the financial statements delivered on the Closing Date pursuant to Section 4.01(a)(iv);
     (xv) a certificate duly executed by the chief financial officer of the Borrowers (A) attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, (B) demonstrating in reasonable detail that all costs and expenses incurred in connection with the Transaction and the Acquisition shall be paid on the Funding Date, and (C) attesting that all trade payables and other expenses and liabilities of Main Street have been or are being paid in the ordinary course of business consistent with the past practices and in any event are deemed current under the trade terms received by Main Street;
     (xvi) a duly completed Compliance Certificate, executed by a Responsible Officer of the Borrowers, showing to the reasonable satisfaction of the Lenders that, after giving pro forma effect to the completion of the Acquisition, the Merger, the Equity Investment, the Transaction and the making of the Loans on the Funding Date that the Borrowers are in compliance, on a Pro Forma Basis, with all of the financial covenants set forth in Section 7.11.
     (xvii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (xviii) an executed counterpart of this Agreement executed by Main Street or a written acknowledgement from Main Street and the Parent that the Borrower Assumption and Assignment shall become effective immediately after the consummation of the Acquisition on the Funding Date;
     (xix) a copy of the Certificate of Merger precleared with the Secretary of State of the State of Delaware;
     (xx) evidence that (A) the Main Street Credit Agreement, (B) the CNL Facility and (C) the GMAC Facility, have been, or concurrently with the Funding Date are being, terminated and all Liens securing obligations under each respective agreement have been, or concurrently with the Funding Date are being, released and (D) the cancellation of the promissory note issued by the Company for partial payment of the Top-Up Shares (as defined in the Merger Agreement) (which cancellation may occur by operation of Law) and the release of the related guaranty of the Parent shall have occurred;
     (xxi) such other assurances, certificates, documents or consents as any Lender reasonably may require; and
     (xxii) certified copies of each written employment agreement and other compensation arrangement with each executive officer of any Loan Party as any Lender shall request;
     (xxiv) updated Schedules to this Agreement in form and substance acceptable to the Lenders which shall be deemed to have amended any Schedules delivered on the

Closing Date, unless the Required Lenders shall have notified the Borrowers to the contrary prior to the Funding Date.
     (b) All Loans under this Agreement shall be in full compliance with all margin regulations issued by the FRB (other than the margin stock purchase incident to the Acquisition).
     (c) All fees required to be paid to the Arranger on or before the Funding Date shall have been paid.
     (d) The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Arranger (directly to such counsel) to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Arranger).
     (e) The Funding Date shall have occurred on or before October 18, 2006.
     (f) All of the information made available to the Lenders prior to the Funding Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Lenders regarding the Borrowers or their Subsidiaries or the Transaction after the Closing Date that (A) could reasonably be expected to have a material adverse change in the business, results of operations or financial condition of the Parent, the Company or Main Street and the Designated Guarantors, taken as a whole, either alone or in combination, or the ability of the parties to consummate the Acquisition or Merger, or any other aspect of the Transaction, other than a change or effect (x) resulting from a change in general economic conditions or a change in the securities markets in general, (y) resulting from a change affecting the restaurant industry generally that does not affect the Parent, the Company or Main Street to a materially disproportionate degree from other entities operating in such industry or (z) resulting primarily from the announcement or pendency of the Acquisition or Merger or (B) purports to materially and adversely affect the Loans; nothing shall have come to the attention of the Lenders during the course of the period from the Closing Date through the Funding Date (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, (ii) that, following the consummation of the Transaction, the Borrowers and their Subsidiaries would not have good and marketable title to all material assets of Main Street reflected in the Information Memorandum and (iii) that the Transaction will have a Material Adverse Effect.
     (g) The Merger Agreement shall be in full force and effect and each Related Document shall have been consummated strictly in accordance with the terms of such agreement, without any waiver or amendment not consented to by the Lenders of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.
     (h) The Parent shall have received a new Equity Investment of not less than $12,400,000 from the Equity Investor which shall in turn have been contributed to the Company by the Parent.

     (i) Contemporaneously with the Borrowing hereunder on the Funding Date, the loans under the Senior Credit Agreement shall have been made.
     (j) The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except for purposes of this paragraph (j) after the Funding Date, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
     (k) No Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.
     (l) If applicable, receipt of assignment and assumption agreements (including master assignment and assumption agreements if applicable) executed by each applicable Lender, in each case, substantially in the form of Exhibit E hereto or with such modifications as shall be agreed to by the Borrowers and the Lenders.
For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Lenders that as of the Funding Date and thereafter (provided, however, that on the Closing Date, each of the Parent and the Company represents and warrants in respect to itself to the Lenders only as to Sections 5.01, 5.02 and 5.04):
     5.01. Existence, Qualification and Power. (a) Each Borrower and Designated Guarantor (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has (A) all requisite power and authority and (B) all requisite governmental licenses authorizations, consents and approvals to (x) own or lease its assets and carry on its business (other than such licenses relating to food, liquor and tobacco that could not reasonably be expected to result in a Specified Event), and (y) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in respect of clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Each Excluded Guarantor is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (other than pursuant to a dissolution permitted by Section 7.04(b)(ii)) and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction.
     5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except as set forth on Schedule 5.02(b) in respect of any payments to be made pursuant to certain Contractual Obligations, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (including any Franchise Agreement) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, other than the CNL Facility, the GMAC Facility and the Main Street Credit Agreement solely during the period from the Closing Date through the Funding Date or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in respect of clauses (b) and (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.
     5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction which will not be or has not been obtained as of the Funding Date, except other than pursuant to Section 5.26 or as to any consent set forth on Schedule 5.03(a); provided, however, that the failure to have received any such consent listed on Schedule 5.03(a) could not reasonably be expected to result in a Specified Event, and (b) the exercise by any Lender of its rights under the Loan Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of any of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable Law.
     5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (a) The unaudited consolidated balance sheet of the Borrowers and the Designated Guarantors dated March 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrowers and the Designated Guarantors as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (b) Except as set forth on Schedule 5.05, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (c) The consolidated pro forma balance sheet of the Borrowers and the Designated Guarantors as at March 31, 2006, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrowers and the Designated Guarantors for the twelve (12) months then ended, certified by the chief financial officer or treasurer of the Borrowers, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrowers and the Designated Guarantors as of such date and the consolidated pro forma results of operations of the Borrowers and the Designated Guarantors for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.
     (d) The consolidated and forecasted balance sheet, statements of income and cash flows of the Borrowers and the Designated Guarantors delivered pursuant to Section 4.01(a)(iv) or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.
     5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings or claims pending or, to the knowledge of any Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     5.07. No Default. No Loan Party is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08. Ownership of Property; Liens; Investments. (a) Each Loan Party, other than the Excluded Guarantors, has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Borrower and the Designated Guarantors is subject to no Liens, other than Liens permitted by Section 7.01.
     (b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, other than the Excluded Guarantors, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.
     (c) (i) Schedule 1.01F sets forth a complete and accurate list of all Unit Locations of each Loan Party (other than the Excluded Guarantors), showing as of the date hereof the street address, county or other relevant jurisdiction, state, and to the extent such Unit Location is owned by such Loan Party, the record owner, and book and estimated fair value thereof.
     (ii) Schedule 1.01E sets forth a complete and accurate list of all Leases of real property under which any Loan Party, other than the Excluded Guarantors, is the lessee or the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date. Each such lease is the legal, valid and binding obligation of the lessor or lessee, as applicable thereof, enforceable in accordance with its terms.
     (d) Schedule 5.08(d) sets forth a complete and accurate list of all Investments held by any Loan Party, other than the Excluded Guarantors, on the Funding Date, showing as of the Funding Date the amount, obligor or issuer and maturity, if any, thereof.
     5.09. Environmental Compliance. The Loan Parties, other than the Excluded Guarantors, conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10. Insurance. The properties of each Borrower and the Designated Guarantors are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such minimum amounts that such Borrower or Designated Guarantor will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise contain such terms, be in such forms, for such periods, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or the applicable Designated Guarantor operates, including, without limitation, liquor, larceny, and coverage against loss or damage by fire, flood (if in flood zone “A”), theft, burglary, pilferage, loss in transit, explosions and hazards.
     5.11. Taxes. Each Borrower and the Designated Guarantors have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the Borrowers knowledge, there is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement. The Merger will not be taxable to any Loan Party or any of their respective Affiliates.
     5.12. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or a Borrower has adopted and the Plan is maintained pursuant to a form of plan which has been approved by the IRS through the issuance of an opinion letter upon which such Borrower is entitled to rely, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     5.13. Subsidiaries; Equity Interests; Loan Parties.
     (a) No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.
     (b) No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
     (c) All of the outstanding Equity Interests in Main Street have been validly issued, are fully paid and non-assessable and are owned by the Parent, in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens.
     (d) Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Funding Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.02(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrowers, any Person Controlling a Borrower, or any Subsidiary (i) is a “public utility”, as that term is defined under the Federal Power Act, as amended, and the regulations of the Federal Energy Regulatory Commission (“FERC”) promulgated thereunder. None of the Borrowers, any Person Controlling a Borrower, nor any Subsidiary is subject to any of the accounting or cost-allocation requirements of the Public Utility Holding Company Act of 2005, or the regulations or orders of the FERC promulgated thereunder or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15. Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Designated Guarantor is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     5.16. Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17. Intellectual Property; Licenses, Etc. Other than as a licensee under any Franchise Agreement, no Loan Party (other than an Excluded Guarantor) owns, or possesses the right to use, any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, the “IP Rights”). Each Loan Party (other than an Excluded Guarantor) possess all licenses of IP Rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. Except as set forth in Schedule 5.06, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18. Solvency. Each Borrower and Designated Guarantor is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     5.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.20. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party as of the Funding Date.
     5.21. Locations of Loan Parties. Each Loan Party’s correct legal name, type of organization, jurisdiction of organization, state organization number and federal employers identification number are set forth on Schedule 5.22. Each Loan Party’s chief executive office is located at the address set forth in Schedule 5.22. The Borrowers shall immediately report to the Lenders any change in any of (a) any Loan Party’s name, type of organization, state of organization or organization number or (b) the location of any Loan Party’s chief executive office.
     5.22. Franchise Agreements. There is a Franchise Agreement in force for each Unit Location (other than any Unit Location of an Excluded Restaurant), each Franchise Agreement (other than any Franchise Agreement in respect of an Excluded Restaurant or a Disposition under Section 7.05(i)) is in full force and effect without amendment or modification from the form or copy delivered to the Lenders except for amendments permitted hereunder; no default by any Loan Party exists under any Franchise Agreement (other than any Franchise Agreement in respect of an Excluded Restaurant) that could result in termination of such Franchise Agreement, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default other than the failure to so maintain or breach of which could not reasonably be expected to result in a Specified Event. Schedule 1.01D is a complete and correct listing of all Franchise Agreements (other than those Franchise Agreements which may have been terminated after the Funding Date in connection with Dispositions under Section 7.05(i) or of an Excluded Restaurant or a Permitted Restaurant Sale or a Unit Relocation Closing Location).
     5.23. Leases. There is a Lease in force for each Unit Location (other than any Unit Location of an Excluded Restaurant) which is ground leased or Space Leased by any Loan Party, each Lease (other than any Lease in respect of an Excluded Restaurant or in connection with a Disposition under Section 7.05(i)) is in full force and effect without amendment or modification from the form or copy delivered to the Lenders except for amendments permitted hereunder; no default by any party exists under any such Lease (other than any Lease in respect of an Excluded Restaurant) that could result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default other than the failure to so maintain or breach of which could not reasonably be expected to result in a Specified Event. Schedule 1.01E is a complete and correct listing of all Leases (other than those Leases which may be terminated after the Funding Date in connection with Dispositions under Section 7.05(i) or of an Excluded Restaurant, a Permitted Restaurant Sale or a Unit Relocation Closing Location).
     5.24. Administrative Services Agreement. The Administrative Services Agreement is full force and effect without amendment or modification from the copy delivered to the Lenders except for amendments permitted pursuant to Section 6.17; no default by any party exists under the Administrative Services Agreement that could result in the termination of such agreement, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default.
     5.25. Use of Proceeds. The Borrowers will use the proceeds of the Loans to fund a portion of the Acquisition and the fees and expenses relating thereto.
     5.26. Status of Liquor License Approvals. Except with respect to the Change of Control of Ownership Interests approvals to be obtained on and after the Funding Date as described in Schedule 5.26 and by the deadlines set forth for such approvals on Schedule 5.26, any and all approvals by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party on the Funding Date with full food and liquor service have been received and are in full force and effect, other than the failure to have so obtained or to keep in full force and effect which could not reasonably be expected to result in a Specified Event.
     5.27. Bank Accounts. The account numbers, names of the applicable financial institutions and locations of all bank accounts, deposit accounts, and investment accounts of any Borrower and/or any Designated Guarantor as of the Funding Date are set forth on Schedule 5.27 (as such Schedule may be amended with the consent of the Required Lenders) hereto (the “Operating Accounts”), which schedule identifies all Operating Accounts (if any) used as sales tax accounts or for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or any Subsidiary’s salaried employees.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, 6.17, 6.18, 6.19, and 6.22) cause each Subsidiary to:
     6.01. Financial Statements. Deliver to each Lender, in form and detail satisfactory to the Required Lenders:
     (a) as soon as available, but in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrowers (commencing with the Fiscal Year ended December 31, 2006), a consolidated and consolidating balance sheet of the Borrowers and the Designated Guarantors as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers (commencing with the Fiscal Quarter ended June 30, 2006), a consolidated and consolidating balance sheet of the Borrowers and the Designated Guarantors as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrowers’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers and the Designated Guarantors in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event at least fifteen (15) days before the end of each Fiscal Year of the Borrowers, an annual business plan and budget of the Borrowers and the Designated Guarantors on a consolidated basis, including forecasts prepared by management of the Borrowers, in form satisfactory to the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and the Designated

Guarantors on a monthly and quarterly basis for the immediately following Fiscal Year and on an annual basis for each Fiscal Year thereafter; and
     (d) as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Year of the Borrowers (commencing with the Fiscal Year ended December 31, 2006), internally prepared store level statements of income with respect to each Restaurant (other than Excluded Restaurants), such statements to be certified by a Responsible Officer of the Borrowers and fairly presenting the profits and/or losses of each such Restaurant.
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
     6.02. Certificates; Other Information. Deliver to each Lender, in form and detail satisfactory to the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers, and in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;
     (b) promptly (but no later than five (5) Business Days) after any request by any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;
     (c) promptly (but no later than five (5) Business Days) after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and in any case not otherwise required to be delivered to any Lender pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party, other than the Excluded Guarantors, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (e) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrowers, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party, other than the Excluded Guarantors, and containing such additional information as any Lender may reasonably specify;

     (f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, other than the Excluded Guarantors, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party;
     (g) not later than five (5) Business Days after receipt thereof by any Loan Party, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document, Senior Debt Document or material instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Required Lenders, such information and reports regarding the Related Documents, Senior Debt Documents and such instruments, indentures and loan and credit and similar agreements as such Lenders may reasonably request;
     (h) promptly after the Borrower’s knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
     (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a report supplementing (i) Schedules 1.01E and 1.01F, including an identification of all owned and leased real property disposed of by any Borrower or any Subsidiary thereof during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of any Leases, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and (ii) all other Schedules containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrowers and to be in a form reasonably satisfactory to the Required Lenders; provided, that no such report supplementing any Schedule (other than explicitly permitted updates to Schedules following compliance with Sections 6.12, 6.13 and 7.05(a)) shall be deemed to amend, supplement or otherwise modify any Schedule or representation, or result in a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as expressly consented to by the Required Lenders in writing.
     (j) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request.
     (k) as soon as available and in any event no later than as delivered to the Senior Lenders pursuant to the Senior Credit Agreement and from time to time upon the request of any Lender, copies of all compliance certificates delivered pursuant to the terms of the Senior Credit Agreement.

     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender have access (whether a commercial, third-party website); provided, that: (i) the Borrowers shall deliver paper copies of such documents to any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by such Lender and (ii) the Borrowers shall notify each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lenders by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Lenders. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Borrower hereby acknowledges that (a) the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03. Notices. Promptly notify each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party, other than an Excluded Guarantor, and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Loan Party;
     (e) the occurrence of any Mandatory Prepayment Event or Change of Control;
     (f) any default or termination under (i) any Franchise Agreement or any Lease other than any default or termination which could not reasonably be expected to result in a Specified Event or (ii) the Administrative Services Agreement, in each case other than as such may relate to an Excluded Restaurant;
     (g) any default under the Senior Debt Documents; and
     (h) the loss or revocation of any liquor license other than any such loss or revocation which could not reasonably be expected to result in a Specified Event.
     Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Designated Guarantor; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrowers and their Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including liquor licenses), approvals, and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its Restaurants and other material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business in such minimum amounts that it will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise contain such terms, be in such forms, for such periods, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities in which it operates, including, without limitation, liquor, larceny and coverage against loss or damage by fire, flood (if in flood zone “A”), theft, burglary, pilferage, loss in transit, explosions and hazards.
     6.08. Compliance with Laws, Licenses. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrowers will, and will cause each Designated Guarantor to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Restaurant operated by any Borrower or any of its Subsidiaries with full liquor service, other than the failure of which could not reasonably be expected to result in a Specified Event.
     6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Designated Guarantor, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Borrower or such Subsidiary, as the case may be.
     6.10. Inspection Rights. Permit representatives and independent contractors of the Required Lenders once each Fiscal Quarter and more frequently if an Event of Default shall have occurred and be continuing, to visit and inspect any of its corporate headquarters and offices to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrowers; provided, however, that (a) except during the existence of an Event of Default, only two (2) such visits per Fiscal Year shall be at the expense of the Borrowers, (b) so long as a Default or an Event of Default is continuing any Lender (or any of their respective representatives or independent contractors) may (x) visit and inspect any Restaurant (other than an Excluded Restaurant) and (y) do any of the foregoing at the expense of the Borrowers as frequently as deemed reasonably necessary at any time during normal business hours and without advance notice; provided, further, that such representatives or independent contractors shall have acknowledged and agreed to abide by the confidentiality provisions of Section 10.07 hereof and that the Loan Parties shall be third party beneficiaries thereof.
     6.11. Use of Proceeds. Use the proceeds of the Loans solely for the purposes set forth in Section 5.25.
     6.12. New Subsidiaries. Within ten (10) days of the acquisition or creation of any new Subsidiary pursuant to Section 7.03, the Borrowers shall (and shall cause its Subsidiaries to) cause to be delivered to the Lenders each of the following (in form and substance satisfactory to the Required Lenders):
     (a) with respect to such Subsidiary which shall thereafter be deemed a Designated Guarantor:
     (i) a Guaranty Joinder Agreement;
     (ii) a copy of each Lease with respect to each Unit Location leased by the Subsidiary;
     (iii) a copy of each Franchise Agreement with respect to each Unit Location owned or leased by the Subsidiary;
     (b) opinions of counsel to the Subsidiary dated as of the date of delivery of the Guaranty Joinder Agreement and addressed to the Lenders, in form and substance reasonably acceptable to the Required Lenders;
     (c) documents of the types identified in Section 4.02(a)(vi) and (vii) as appropriate to such Subsidiary;
     (d) updated Schedules 1.01D, 1.01E, 1.01F, 5.13, 5.22 and 5.27, as applicable, to reflect the addition of such new Subsidiary and the resulting new Unit Location; and
     (e) evidence reasonably satisfactory to the Lenders that all taxes, filing fees and recording fees and other related transaction costs have been paid.
     6.13. New Unit Location and Other Real Property. Give the Lenders prompt notice of the acquisition or lease of any new Unit Location including in connection with a Unit Relocation Opening Location or other real property by any Borrower or any of its Subsidiaries and within thirty (30) days of the acquisition or lease of any such Unit Location or of such Unit Relocation Opening Location or other real property, cause to be delivered to the Lenders each of the following (in form and substance satisfactory to the Required Lenders):
     (a) a copy of each Lease with respect to such Restaurant or other real property;
     (b) a copy of each Franchise Agreement with respect to such Restaurant or other real property;

     (c) updated Schedules 1.01D, 1.01E, 1.01F, 5.13, 5.22 and 5.27, as applicable, to reflect the addition of such new Lease and Unit Location; and
     (d) evidence reasonably satisfactory to the Lenders that all taxes, filing fees and recording fees and other related transaction costs have been paid.
     6.14. Franchise Agreements, Leases and Other Material Contracts. (a) At all times, comply in all material respects with the terms and provisions of the Franchise Agreements and Leases of the Unit Locations and any other material contracts of any Loan Party (other than the Excluded Guarantors or in respect of any Excluded Restaurant, or a Unit Relocation Closing Location or a Disposition under Section 7.05(i)), and to cause the Franchise Agreements and Leases (in each case, other than in respect of an Excluded Restaurant or an Excluded Guarantor) of the Unit Locations to be kept in full force and effect without termination, amendment or modification, except (i) for renewals or extensions on substantially the same terms as the existing Lease of the Unit Location or the existing Franchise Agreement (but, with respect to the existing Franchise Agreement, subject to such changes that have been included in the UFOC’s since such existing Franchise Agreement has been entered into and so long as either (x) such changes would not materially impair the rights or interests of any Lender hereunder) or (y) if such change shall materially impair the rights or interests of any Lender hereunder, then the Lenders shall have been provided notice thereof, (ii) as otherwise approved by the Required Lenders in writing, which approval shall not be unreasonably withheld (iii) for such amendments and modifications that would not impair the value of the interests or rights of any Loan Party thereunder, or the rights or interests of any Lender, (iv) to the extent such termination, amendment or modification could not reasonably be expected to result in a Specified Event, or (v) to the extent such termination, amendment or modification relates to a Permitted Restaurant Sale, or a Disposition under Section 7.05(i) or a Unit Relocation Closing Location.
     (b) No Loan Party, other than an Excluded Guarantor, shall cause or permit any Franchise Agreement to expire in accordance with its terms, unless (i) such Loan Party obtains a replacement Franchise Agreement on substantially the same terms as the expiring Franchise Agreement, (ii) such expiration relates directly to a Permitted Restaurant Sale, or a Unit Relocation Closing Location or Dispositions under Section 7.05(i) or of an Excluded Restaurant, (iii) the Required Lenders otherwise consent in writing, such consent not to be unreasonably withheld, or (iv) such expiration could not reasonably be expected to result in a Specified Event.
     6.15. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at or above concentrations at which such actions are required by applicable Environmental Laws from any of its properties as required by all applicable Environmental Laws; provided, however, that no Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.16. Preparation of Environmental Reports. If (i) an Event of Default exists or any Lender has reasonable grounds to believe that there exists an Environmental Liability occurring at any new Unit Location with respect to a new Restaurant, and (ii) such new Restaurant is not located in a mall, shopping center or strip center or is a Space Lease, provide to the Lenders within ninety (90) days after receipt of a written request of any Lender, at the expense of the Borrowers, an environmental site assessment report for any new Unit Location(s) not existing on the Funding Date described in such request, prepared by an environmental consulting firm reasonably acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if any Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, such Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and such Borrower hereby grants and agrees to cause any Designated Guarantor that owns any such Restaurant described in such request to grant at the time of such request to the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
     6.17. Administrative Services Agreement. The Borrowers shall, at all times, comply in all material respects with the terms and provisions of the Administrative Services Agreement, and cause the Administrative Services Agreement to be kept in full force and effect without termination, amendment or modification, except as otherwise approved by the Required Lenders in writing.
     6.18. Certificate of Merger. On the Funding Date, (a) the Borrowers shall deliver to the Lenders a Certificate of Merger precleared by, and filed with, the Secretary of State of the State of Delaware evidencing the Merger and (b) the Main Street Stock shall have been delisted by filing a Form 15 with the SEC.
     6.19. Status as SEC Reporting Company. After the occurrence of a Public Offering, the Borrowers shall (a) cause the financial statements required to be delivered pursuant to Section 6.01(a) to be accompanied by an attestation of a Registered Public Accounting Firm as to such Person’s internal controls pursuant to Section 404 of the Sarbanes Oxley Act of 2002 expressing a conclusion to which the Required Lenders do not object and (b) promptly notify the Lenders of the occurrence of a material weakness in or fraud with respect to such Person’s internal controls over financial reporting.
     6.20. Dissolution of Excluded Guarantors. Within 365 days after the Disposition of all Excluded Restaurants of an Excluded Guarantor, dissolve or liquidate such Excluded Guarantor.
     6.21. Financial Assistance to Senior Lenders. In the event that any Obligor or any other Person establishes or issues a guarantee, letter of comfort or other financial or credit support (other than grants of security interests in or liens on or pledges of collateral) to the

Senior Lenders in respect of the Senior Debt, such Person shall promptly establish or issue a guarantee, letter of comfort or other financial or credit support to the Lenders pursuant to documentation substantially identical (with appropriate changes) to the documentation executed in favor of the Senior Lenders, together with (unless waived by Required Lenders in their sole discretion) an opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of such documentation).
     6.22. Further Assurances. Promptly upon request by any Lender (a) correct any material defect or manifest error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge, deliver, any and all such further acts, certificates, assurances and other instruments as any Lender, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents to assure, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Borrower shall, nor shall it permit any Designated Guarantor to, directly or indirectly:
     7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower or any Designated Guarantor as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Senior Debt Document;
     (b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and minor encumbrances on liquor licenses resulting from late payment to a liquor or alcoholic beverage distributor, in each case arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness for borrowed money or purchase money obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, covenants, consents, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions, charges and other similar encumbrances (whether or not recorded) affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and
     (i) Liens securing Indebtedness permitted under Section 7.02(e); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.
     7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness evidenced by the Senior Debt Documents;
     (c) Indebtedness outstanding on the Funding Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

     (d) Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any other Designated Guarantor;
     (e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the Permitted Debt Amount;
     (f) inter-company Indebtedness among Borrowers and Designated Guarantors;
     (g) Indebtedness in respect of surety bonds, performance bonds, maintenance bonds and other similar instruments incurred in the ordinary course of business as part of operations and development; and
     (h) other unsecured subordinated Indebtedness payable to the Equity Investor in an amount not to exceed the Permitted Debt Amount in the aggregate at any time and subject to a subordination agreement in form and substance reasonably acceptable to the Required Lenders.
     7.03. Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrowers and the Designated Guarantors in the form of Cash Equivalents;
     (b) advances to officers, directors and employees of the Borrowers and the Designated Guarantors in an aggregate amount not to exceed $275,000 in the aggregate in any Fiscal Year and $525,000 in the aggregate at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and short-term salary/wage advances;
     (c) (i) Investments by the Borrowers and the Designated Guarantors in Borrowers and Designated Guarantors;
     (ii) Investments by the Borrowers and the Designated Guarantors in any Excluded Guarantor in an amount not to exceed $1,750,000 at any time outstanding;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.02;
     (f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(d);
     (g) Investments by the Borrowers in Swap Contracts permitted under Section 7.02(a);
     (h) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by any Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation) that shall be a Designated Guarantor including the acquisition of any new Unit Location; provided, that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):
     (i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;
     (A) the business of the entity or assets to be acquired consists of a T.G.I. Friday’s Unit and shall remain a T.G.I. Friday’s Unit and the acquisition thereof shall comply in all respect with the terms of the Development Agreements;
     (B) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrowers and the Designated Guarantors, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrowers or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);
     (C) (1) the total cash and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers and the Designated Guarantors for any such purchase or other acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of the Borrowers and the Designated Guarantors for all other purchases and other acquisitions made by the Borrowers and the Designated Guarantors pursuant to this Section 7.03(h), but excluding Unit Relocation Opening Locations, shall not exceed $16,500,000 and (2) the Borrowers shall engage in no more than four (4) purchases in any Fiscal Year and no more than six (6) such purchases in the aggregate at all times;
     (D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrowers and the Designated Guarantors shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

     (E) the Borrowers shall have delivered to each Lender, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Required Lenders, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and
     (F) any and all consents and approvals of any Governmental Authority, franchisor or landlord necessary for the consummation of such purchase or acquisition shall have been received.
     7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Designated Guarantor may merge with (i) any Borrower, provided, that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Designated Guarantors;
     (b) (i) any Designated Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Designated Guarantor; and
     (ii) any Excluded Guarantor may be dissolved or liquidated pursuant to Section 6.20 or any Excluded Guarantor may merge with any other Excluded Guarantor.
     (c) the Borrowers and their Subsidiaries may consummate the Merger including the Disposition of Main Street Stock incident to the Merger (which may comprise margin stock);
     (d) any Borrower may merge with and into the other Borrower; and
     (e) any Borrower or any Designated Guarantor may reorganize and convert into a limited liability company; provided, that such Borrower or Designated Guarantor provides the Lenders with thirty (30) days’ prior written notice thereof and complies with all of the terms of Section 6.12, including the execution and delivery of replacement Notes for any Notes previously issued, as appropriate, as if such Borrower or Designated Guarantor were a new Subsidiary and a ratification that the obligations hereunder shall have been assumed by such Borrower or Designated Guarantor, as converted, by operation of law.
     7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;

     (c) Dispositions of Excluded Restaurants;
     (d) Dispositions in respect of Permitted Restaurant Sales;
     (e) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (f) Dispositions of property by any Designated Guarantor to any Borrower or to any other Designated Guarantor;
     (g) Dispositions of property by any Borrower to the other Borrower or to any Designated Guarantor;
     (h) Dispositions permitted by Section 7.04;
     (i) Dispositions of not more than seven (7) Restaurants in the aggregate not otherwise set forth in clauses (a) through (h) hereof or as otherwise consented to by the Required Lenders; and
     (j) Dispositions resulting from a Unit Relocation Closing Location;
provided, however, that any Disposition pursuant to clauses (a), (b), (e), (h) and (i) shall be for fair market value.
     7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) any Borrower and any Designated Guarantor may make Restricted Payments to any other Borrower or any other Designated Guarantor;
     (b) any Excluded Guarantor may make Restricted Payments to any Borrower or any Designated Guarantor;
     (c) the Borrowers may declare or pay cash dividends to the Equity Investor so long as after giving pro forma effect to such proposed distribution the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 7.11 as demonstrated by delivery of a Compliance Certificate to the Lenders in form and substance satisfactory to the Required Lenders provided, that the Borrowers shall comply with Schedule 7.06(c).
     7.07. Change in Nature of Business. Engage in any material line of business substantially different from the Business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto, other than in connection with the operation of, and the eventual Disposition of, in accordance with Section 6.20, the Excluded Restaurants.

     7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Designated Guarantor as would be obtainable by such Borrower or such Designated Guarantor at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than payments to the Servicer solely in accordance with the terms of the Administrative Services Agreement.
     7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) the Senior Debt Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property (other than, as to transfers of property, the Franchise Agreements or any transfer of a leasehold interest in respect of any Lease) to or invest (other than any change of control provision in any of the Franchise Agreements or any Lease) in any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than the Lease in respect of the Orleans Restaurant or the Main Street Stock) of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of the holders of any Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10. Use of Proceeds. Use the proceeds of any Loans (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) secured directly or indirectly by margin stock or (b) to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11. Financial Covenants. Fail to comply with the financial covenants set forth on Schedule 7.11.
     7.12. Capital Expenditures. Make or become legally obligated to make any Consolidated Growth Capital Expenditures other than as set forth on Schedule 7.12.
     7.13. Amendments of Organization Documents. Amend any of its Organization Documents unless (a) otherwise expressly permitted hereunder and so long as the Borrower provides the Lenders with a copy of such Organizational Documents or (b) with the consent of the Required Lenders.
     7.14. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year from the Monday closest to December 31 of each year (each a “Fiscal Year”), with fiscal quarters consisting of four (4) thirteen (13) week periods (each a “Fiscal Quarter”); provided, however, that during the term of this Facility one (1) Fiscal Quarter shall consist of fourteen (14) weeks and one (1) Fiscal Year shall be a fifty-three (53) week Fiscal Year.

     7.15. Management Agreements. No Loan Party shall, without the consent of the Required Lenders, enter into, amend, modify, supplement, replace or terminate any management or administrative services agreement (other than the Administrative Services Agreement which shall be subject to Section 6.17), or incur any management fees or other similar fees or payments to the Servicer or any of its Affiliates or any employees of the Servicer or its Affiliates, other than as expressly permitted by Section 7.08.
     7.16. General Partner. No Loan Party shall become a general partner, either directly or indirectly, in any partnership.
     7.17. Anti-Layering. The Borrowers will not, and will not permit any of their Subsidiaries, to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to any Senior Subordinated Debt.
     7.18. Amendment, Etc. of Related Documents, Senior Debt Documents and Indebtedness. (a) Without the prior consent of the Required Lenders, (i) cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any material term or condition of any Related Document, or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any material term or condition of any Related Document, or (iv) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Lender, (b) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Sections 7.02(c)-(h), except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d), or (c) make payments of subordinated Indebtedness to the Equity Investor except to the extent such payments are expressly permitted under any subordination agreement entered into pursuant to Section 7.02(h) which subordination agreement shall be in form and substance reasonably acceptable to the Required Lenders, or (d) amend, modify, change, supplement, waive any default or breach, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the Senior Credit Agreement or the other Senior Debt Documents, or refund or refinance the same, if the effect of such amendment or such refunding or refinancing is to:
     (i) increase any applicable margin with respect to the interest rate on any Senior Debt by more than 2% per annum above the rates that may be applied from time to time to such Senior Debt under the Senior Credit Agreement as in effect on the Funding Date (other than as a result of fluctuation of the Eurodollar Rate or the Base Rate (in each case, as defined in the Senior Credit Agreement) or any similar terms in any successor Senior Credit Agreement); provided, that the foregoing shall not preclude the Senior Lenders, in accordance with the Senior Debt Documents, from applying the default rate of interest in the amount and on the terms set forth in the Senior Credit Agreement as in effect of the Funding Date without the consent of the Lenders;
     (ii) collect from the Borrowers in connection with any amendment to the Senior Credit Agreement or any other Senior Debt Document, a fee payable to the Senior Debt Agent or the Senior Lenders in an amount that exceeds 1% of the then outstanding principal amount (including, without duplication, any outstanding revolving loan commitment) of the Senior Debt at the time of the amendment;
     (iii) extend the final maturity date of the Senior Debt (as set forth in the Senior Debt Documents in effect on the Funding Date) by more than six (6) months; provided, that in no event shall any such extension be to a date that is later than one (1) day prior to the final stated maturity date of the Facility;
     (iv) shorten or accelerate the dates upon which scheduled payments of principal or interest are due on the Senior Debt (as set forth in the Senior Debt Documents as in effect on the Funding Date),
     (v) amend or add any provision which expressly limits the Borrowers’ ability to pay the Senior Subordinated Debt or restricts the Borrowers from making amendments or modifications to the Loan Documents in a way that is more restrictive than such restrictions as are in effect in the Senior Debt Documents in effect on the Funding Date; or
     (vi) add any new or make more restrictive any event of default (provided, that adding any new or making more restrictive any non-financial covenant shall not constitute adding any new or making more restrictive any event of default) or financial covenants except to the extent, prior to or concurrently with any such change, the Borrowers have offered to modify this Agreement (with the consent of the Senior Lenders) to contain such restrictive corresponding provisions (preserving in any case where such provision relates to percentages or amounts, the differential that exists on the Funding Date between such covenants in the Senior Credit Agreement and in this Agreement) (provided, that so long as a Senior Debt Payment Default or Senior Debt Non-Payment Default does not exist, the Borrowers shall not amend the Senior Credit Agreement to add any or make more restrictive any event of default or financial covenant without the prior written consent of the Required Lenders).
In addition, the Borrowers will not, and will not permit any of their respective Subsidiaries, to enter into any amendment, modification or change of the Senior Credit Agreement unless they have, or the Senior Debt Agent has, given the Lenders at least five (5) Business Days prior notice thereof.
     7.19. Sale and Leaseback. Enter into any arrangement, directly or indirectly, whereby any Borrower or any of its Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, other than the CNL/FFCA Sale/Leaseback.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01. Events of Default. Any of the following shall constitute an Event of Default:

     (a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document in each case with any such failure determined without regard to any blockage applicable to any payment under Section 9.03; or
     (b) Specific Covenants. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 (other than as set forth in Section 8.01(b)(ii) below), 6.03 (other than as set forth in Section 8.01(b)(ii) below), 6.05(a), 6.10 (other than as set forth in Section 8.01(b)(ii) below), 6.11, 6.12, 6.13, 6.14, 6.17, 6.20, 6.22 or Article VII or, (ii) any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(d) through (j), 6.03(c) and (d), 6.05(b) and (c), 6.10 as to inspections when an Event of Default exists, or 6.18 or any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty and such failure continues for ten (10) Business Days following receipt of notice thereof; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for forty-five (45) days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and under the Senior Debt Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder and under the Senior Debt Documents and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount or (iii) any Loan Party defaults in the performance of any other Contractual Obligations which defaults described in this clause (iii) have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (f) Insolvency Proceedings, Etc. Any Loan Party, other than an Excluded Guarantor, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party, other than an Excluded Guarantor, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party, other than an Excluded Guarantor, (i) one or more final judgments or orders for the payment of money in an aggregate amount at any one time (as to all such judgments and orders) exceeding $3,300,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Franchise Agreements; Leases. Other than in connection with (v) Dispositions permitted under Section 7.05(i), (w) a Unit Relocation Closing Location, (x) the Excluded Restaurants, (y) the Permitted Restaurant Sales, or (z) a default as to any Franchise Agreement or any Lease which could not reasonably be expected to result in a Specified Event, there shall occur any default by any Loan Party under any Franchise Agreement or any Lease of any Unit Location; or
     (m) Administrative Services Agreement. There shall occur any default or termination under the Administrative Services Agreement after the expiration of any grace or cure periods set forth therein; or
     (n) Briad Credit Agreement. There shall occur (i) any payment event of default under the Briad Credit Agreement which has not been cured or waived or (ii) any other event of default under the Briad Credit Agreement and such event of default shall not have been cured by the borrowers thereunder or waived by the lenders thereunder within 180 days of the occurrence of such event of default; or
     (o) Senior Debt Documents. An Event of Default (as defined in the Senior Credit Agreement) under the Senior Credit Agreement occurs and, as a consequence thereof, any or all of the Senior Debt has become, or has been declared, due and payable before its stated maturity by acceleration or otherwise; or
     (p) Licenses and Permits. There shall occur the loss, suspension or revocation of, or failure to renew, any license (including liquor licenses) or permit now held or hereafter acquired by any Borrower or any Designated Guarantor, other than those that could not reasonably be expected to result in a Specified Event.
     8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Required Lenders, may take any or all of the following actions:
     (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and
     (b) exercise all rights and remedies available to the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligations of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of any Lender.
ARTICLE IX.
SUBORDINATION
     9.01. Loans and Notes Subordinate to Senior Debt.
     (a) Each Borrower hereby covenants and agrees, and each Lender covenants and agrees, that to the extent and in the manner hereinafter set forth in this Article IX, the Senior Subordinated Debt is expressly made subordinate and subject in right of payment to the prior Payment In Full of all Senior Debt. This Article IX shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt. The lenders, the agents and other secured parties under the Senior Credit Agreement are third-party beneficiaries of the provisions of this Article IX and are entitled to rely thereon.
     (b) No Borrower will permit any other Obligor to make any payment on account of any Senior Subordinated Debt at any time when the Borrowers are prohibited from making any payment on account of Senior Subordinated Debt pursuant to the provisions of this Article IX.
     9.02. Payment Over of Proceeds Upon Dissolution. In the event of any proceeding under any Debtor Relief Law, relative to any Borrower or to its creditors (in respect of any Borrower), as such, or to its assets, then and in any such event:
     (i) the holders of the Senior Debt shall be entitled to receive Payment In Full of all Senior Debt, before any Lender is entitled to receive any payment on account of the Senior Subordinated Debt (other than a distribution of Reorganization Securities);
     (ii) any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which any Lender would be entitled but for the provisions of this Article IX, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of any Borrower being subordinated to the payment of the Senior Subordinated Debt (other than a distribution of Reorganization Securities) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, to the extent necessary to make Payment In Full of all Senior Debt, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and
     (iii) in the event that, notwithstanding the foregoing provisions of this Section 9.02, any Lender shall have received any such payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of any Borrower being subordinated to the payment of the Senior Subordinated Debt (but excluding any Reorganization Securities) before all Senior Debt is Paid In Full, then and in such event such payment or distribution shall be held in trust for the holders of the Senior Debt and paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of any Borrower for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to make Payment In Full of all Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.
If the Lenders shall have failed to file claims or proofs of claim with respect to the Loans in any proceeding of the type referred to in the first sentence of this Section 9.02 earlier than five (5) days prior to the deadline for any such filing, the Lenders hereby appoint and empower the Senior Debt Agent to file such claims or proofs of claim; provided, that the Senior Debt Agent shall have no obligation to file any such claim or proof of claim.
     9.03. No Payment in Certain Circumstances.
     (a) In the event any Senior Debt Payment Default shall have occurred and be continuing, then no payment by the Borrowers of or on account of any Senior Subordinated Debt (other than a payment of interest in kind) shall be made unless and until such Senior Debt payment shall have been made or such Senior Debt Payment Default is waived in accordance with the terms of the Senior Debt Documents.
     (b) In the event any Senior Debt Non-Payment Default shall have occurred and be continuing, and the Borrowers and the Lenders shall each have received written notice of such Senior Debt Non-Payment Default from the Senior Debt Agent (a “Blockage Notice”), then no payment (other than a payment of interest in kind) of or on account of any Senior Subordinated Debt shall be made by the Borrower, or accepted by any Lender, during the period commencing on the date the Borrowers and the Lenders shall each have received such Blockage Notice and ending on the earlier of (i) the date 120 days thereafter and (ii) the date on which such Senior Debt Non-Payment Default has been cured or waived in accordance with the terms of the Senior Debt Documents; provided, that:
     (A) no more than four (4) Blockage Notices may be given so long as this Article IX is in effect, and
     (B) in any 360 consecutive day period, irrespective of the number of defaults with respect to Senior Debt during such period, (1) no more than one (1) Blockage Notice may be given, (2) Blockage Notices may be in effect for no more than 120 days in the aggregate, and (3) no Senior Debt Non-Payment Default (or event which, with the giving of notice and/or lapse of time, would become a Senior Debt Non-Payment Default) which existed on the date of the commencement of any such blockage period may be used as the basis for any subsequent Blockage Notice unless such Senior Debt Non-Payment Default or event, as the case may be, shall in the interim have been cured or waived for a period of not less than ninety (90) consecutive days.

     (c) The failure of the Borrowers to make any payment with respect to the Senior Subordinated Debt by reason of the operation of this Section 9.03 shall not be construed as preventing the occurrence of a Default hereunder. Immediately upon the expiration of any period under this Section 9.03 during which no payment may be made on account of the Senior Subordinated Debt, the Borrowers may resume making any and all payments on account of the Senior Subordinated Debt (including any payment of principal, interest or any other amount missed during such period).
     (d) In the event that, notwithstanding the foregoing, the Lenders shall have received any payment prohibited by the foregoing provisions of this Section 9.03, then and in such event such payment shall be held in trust for the holders of the Senior Debt and paid over and delivered forthwith to the Senior Debt Agent for application (in accordance with the Senior Debt Documents) to the Senior Debt until Payment in Full of the Senior Debt.
     (e) The provisions of this Section 9.03 shall not apply to any payment with respect to which Section 9.02 hereof would be applicable.
     9.04. Payments Otherwise Permitted. Nothing contained in this Article IX or elsewhere in this Agreement or in the Notes shall prevent the Borrowers, at any time except (a) during the pendency of any proceeding under any Debtor Relief Law, or (b) under the conditions described in Section 9.03 hereof, from making payments at any time on the Senior Subordinated Debt.
     9.05. Subrogation to Rights of Holders of Senior Debt. Subject to the Payment In Full of all Senior Debt, the Lenders shall be subrogated to the rights of the holders of such Senior Debt to receive payments and distributions of cash, property and securities of any Borrower made on the Senior Debt until (and only to the extent) the Senior Subordinated Debt shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Lenders would be entitled except for the provisions of this Article IX, and no payments over pursuant to the provisions of this Article IX to the holders of Senior Debt by the Lenders shall, as between the Borrowers, its creditors (other than holders of Senior Debt and the Lenders), be deemed to be a payment or distribution by the Borrowers to or on account of the Senior Debt.
     9.06. Provisions Solely to Define Relative Rights. The provisions of this Article IX are and are intended solely for the purpose of defining the relative rights of the holders of the Senior Subordinated Debt on the one hand and the holders of Senior Debt on the other hand. Nothing contained in this Article IX or elsewhere in this Agreement or the Notes is intended to or shall (a) impair, between any Borrower and the Lenders, the obligation of each Borrower, which is absolute and unconditional, to pay to the Lenders the principal of and interest or premium (if any) on, and any other amount payable by the Borrowers under, the Loans, the Notes or this Agreement or any other Loan Document as and when the same shall become due and payable in accordance with their respective terms; or (b) affect the relative rights against the Borrowers of the Lenders and creditors of any Borrower (other than the holders of Senior Debt); or (c) prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement or any other Loan Document, subject to the rights of the holders of Senior Debt (i) in any proceeding under any Debtor Relief Law to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to the Lenders, (ii) under the conditions specified in Section 9.03 hereof, to prevent any payment prohibited by such Section or (iii) under the conditions specified in Section 9.09 hereof, to prevent exercise of remedies prohibited by such Section.
     9.07. No Waiver or Impairment of Subordination Provisions. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by any Borrower with the terms, provisions and covenants of this Agreement or any other Loan Document, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing sentence, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Lenders, without incurring responsibility to the Lenders and without impairing or releasing the subordination provided in this Article IX or the obligations hereunder of the Lenders to the holders of Senior Debt, do any one or more of the following: (i) solely to the extent permitted by Section 9.13 hereof, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Borrowers and any other Person.
     9.08. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of any Borrower referred to in this Article IX, the Lenders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which proceeding under any Debtor Relief Law is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Lenders for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Indebtedness of the Borrowers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX.
     9.09. Limitation on Rights and Remedies; Notice of Exercise of Remedies.
     (a) Notwithstanding anything contained herein to the contrary, until the Payment in Full of the Senior Debt, no Lender shall initiate any Enforcement Action until the earliest to occur of:
     (i) the passage of ninety (90) days from receipt by the Senior Debt Agent of written notice stating that an Event of Default has occurred under this Agreement;
     (ii) (x) acceleration of all or any portion of the Senior Debt or (y) termination of any commitment to extend credit under the Senior Credit Agreement ((other than in accordance with the scheduled or permitted termination thereof or the suspension thereof upon the occurrence of an Event of Default (as defined under the Senior Credit Agreement));
     (iii) the occurrence of a proceeding under any Debtor Relief Law;
     (iv) the Senior Debt Agent or any Senior Lender initiates any judicial proceeding or action to collect any portion of the Senior Debt or exercises any right of set off or counterclaim against any Borrower or any Guarantor or commences any action under the provisions of any state or federal law, including, without limitation, the UCC, or under any contract or agreement, to foreclose upon, take possession of or sell any collateral.
     (b) Prior to any Lender taking any Enforcement Action, the Lenders (or one of them) shall give the Senior Debt Agent not less than fifteen (15) Business Days’ notice of the intent of such Lender or the Lenders to take any such action (which notice may be given during the continuation of any period during which the Lenders are blocked from receiving payments under Section 9.03 and during any period in which the Lenders are prohibited from taking any Enforcement Action under this Section 9.09).
     (c) Notwithstanding anything herein to the contrary, no provision herein shall prevent any Lender from (i) filing lawsuits to prevent the running of any applicable statute of limitations or other similar restriction on claims, or (ii) seeking specific performance or other injunctive relief to compel the Borrowers to comply with a non-payment obligation under the Loan Documents, so long as it is not accompanied by a claim for monetary damages.
     9.10. Assignments. Each Lender agrees to notify the holders of the Senior Debt in writing upon the consummation of each assignment of Loans by such Lender, specifying the identity of the assignee and the principal terms of such assignment.
     9.11. Notices. By their acceptance of the benefits of this Article IX, the Senior Lenders agree that (a) all notices or communications to be given by any Lenders under this Article IX to the Senior Lenders or the Senior Debt Agent, acting on behalf of the Senior Lenders, shall be given to them at their respective addresses specified for purposes of notices under the Senior Credit Agreement and (b) all notices or communications to be given by the Senior Lenders or the Senior Debt Agent, acting on behalf of the Senior Lenders, under this Article IX to any Lender shall be given to them at their respective addresses set forth on Schedule 10.02 hereto.
     9.12. Information Concerning Financial Condition. The Lenders hereby assume responsibility for keeping themselves informed of the financial condition of the Borrowers and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt, and agree that the Senior Debt Agent shall not have any duty to advise them of information known to the Senior Debt Agent regarding such condition or any such circumstances.
     9.13. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to the Senior Debt Agent and the Senior Lenders under this Article IX hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted under this Article IX. Any failure or delay on the part of the Senior Debt Agent or the Senior Lenders in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect any right of the Senior Debt Agent or the Senior Lenders thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of the Senior Debt Agent or the Senior Lenders hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.
     9.14. Miscellaneous.
     (a) The Lenders acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt, whether such Senior Debt was created or acquired before or after the date hereof, and each holder of Senior Debt shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Debt.
     (b) Each Lender agrees that it shall not, without the prior written consent of the Senior Debt Agent, acquire any lien or security interest for any Indebtedness hereunder against any property of any Obligor. If the Lenders acquire, without such prior written consent, any Lien against any such property, any such Liens shall in each case be expressly subject, subordinate and inferior to the rights and Liens held by the Senior Debt Agent and/or the Senior Lenders to secure the Senior Debt. In such event, without limiting the provisions of Section 9.06, the Lenders shall not take any action to enforce such Lien except as directed by the Senior Debt Agent and shall release such Lien as directed by the Senior Debt Agent in connection with any foreclosure or other realization upon such property by such Senior Debt Agent.
     (c) By executing this Agreement, each Borrower agrees to be bound by the provisions hereof as they relate to the relative rights of the Lenders and the Senior Lenders. Each Borrower acknowledges that the provisions of this Article IX shall not give the Borrowers any substantive rights as against the Senior Debt Agent, the Senior Lenders or the Lenders. Each Borrower hereby agrees that the Senior Debt Agent, the Senior Lenders and the Lenders shall not have any liability to the Borrowers for performing its respective responsibilities under this Article IX with respect to the other parties hereto.
     (d) Until the Senior Debt is Paid in Full, each of the Notes at all times shall contain in a conspicuous manner the following legend:
“This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Senior Subordinated Loan Agreement (the “Subordinated Loan Agreement”) dated as of May 19, 2006 among Main Street Acquisition Corporation, Main Street Restaurant Group, Inc., Briad Main Street, Inc., the various financial institutions and other Persons from time to time parties thereto as Lenders, to the Senior Debt (as defined in the Subordinated Loan Agreement); and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordinated Loan Agreement.”

     9.15. Amendments. Until the Senior Debt is Paid In Full, the provisions of this Article IX may not be amended, modified, rescinded or cancelled without the prior written consent of the Senior Debt Agent.
ARTICLE X.
MISCELLANEOUS
     10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) increase the Loans of any Lender without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend or waive any obligation of the Borrowers to pay interest pursuant to Section 2.06(b), or (ii) to amend any financial covenant hereunder (or any defined term used therein even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (d) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (e) release any Guarantor from the Guaranty;
     (f) impose any greater restriction on the ability of any Lender under the Loans to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments, if any, required by the Borrowers to be made pursuant to this paragraph).
     10.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrowers or to any Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lenders, provided, that the foregoing shall not apply to notices to any Lender if such Lender, has notified the other Lenders that it is incapable of receiving notices under such Article by electronic communication. Any Lender and any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.
Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-

INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Arranger or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Arranger’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each Borrower may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers.
     (e) Reliance by Lenders. The Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent such losses have resulted from the gross negligence or willful misconduct of such Person.
     10.03. No Waiver; Cumulative Remedies. No failure by any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Arranger) and as may be subject to the terms of the Fee Letter, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Lender (including the fees, charges and disbursements of any counsel for any Lender), and the fees, charges and expenses or any other professionals or service providers for the Lenders in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrowers. Each Borrower shall indemnify each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (d) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
     (e) Survival. The agreements in this Section 10.04 shall survive the replacement of any Lender, the termination of the Loans and the repayment, satisfaction or discharge of all the other Obligations.
     10.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Lender, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the other Lenders upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(c), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it; provided, that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the assigning Lender or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, and increments of $1,000,000 in excess thereof unless, and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender that is an Eligible Assignee or an Approved Fund.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Borrowers and the non-assigning Lenders an Assignment and Assumption.
     (v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any Affiliates of a Borrower or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
From and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(c).
     (c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the other Lenders, sell participations to any Person (other than a natural person or any Borrower or any of the Affiliates or Subsidiaries of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (d) of this Section 10.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07. Treatment of Certain Information; Confidentiality. Each of the Lenders and agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to any Lender or any of their Affiliates on a nonconfidential basis from a source other than a Loan Party, which source no Lender nor any of their respective Affiliates has reason to believe that such Person obtained such information in violation of any confidentiality obligation.
     For purposes of this Section 10.07, “Information” means all information received from any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided, that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the other Lenders promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by each Lender and when each Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon each Lender, regardless of any investigation made by any Lender or on their behalf and notwithstanding that any Lender may have had notice or knowledge of any Default at the time of the Borrowing of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender hereunder then the Borrowers may, at their sole expense and effort, upon notice to each Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:
     (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (b) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (c) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     10.14. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED

STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
     10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
     10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower and each Loan Party each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the Loan Parties and their respective Affiliates, on the one hand, and the Arranger, on the other hand, and each of the Borrowers and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers, the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Arranger has not assumed or will not assume an advisory, agency or fiduciary responsibility in favor of the Borrowers or the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger has advised or is currently advising the Borrowers, the Loan Parties or any of their respective Affiliates on other matters) and the Arranger has any obligation to the Borrowers, the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Arranger and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Loan Parties and their respective Affiliates, and the Arranger has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Arranger has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers and the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.
     10.18. Joint and Several Liability of the Borrowers. Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other

Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Lenders against any Borrower or all Borrowers in any manner or order selected by the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (a) any rights of subrogation and (b) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 10.18, each Borrower acknowledges and agrees that:
     (i) its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;
     (ii) its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;
     (iii) it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (A) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Borrower;
     (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Borrower;
     (C) any change, restructuring or termination of the structure or existence of any other Borrower;
     (D) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement; or
     (E) any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;
     (iv) its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

     (v) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
     10.19. Assignment and Delegation to and Assumption by Main Street. Effective immediately following the consummation of the Acquisition and the initial Borrowing of the Loans hereunder, and without any further action by or on behalf of any of the parties hereto or any other Person, Main Street hereby irrevocably and unconditionally (a) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Borrowers under the Loan Documents, (b) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to the Borrowers (as such term is used herein), (c) agrees that it will be responsible for and deemed to have made all the representations and warranties of the Borrowers, whenever made or deemed to have been made, in the case of each of the foregoing clauses, with the same force and effect as if Main Street were one of the original Borrowers hereunder and (d) ratifies that by operation of law by virtue of the Merger it has succeeded to all rights and obligations of the Company. Upon the effectiveness of the assumptions provided for above, Main Street and the Parent will be the Borrowers for all purposes of this Agreement and the other Loan Documents and any instrument, certificate, or other document delivered in connection with the Loan Documents and they may exercise every right and power of the Borrowers under this Agreement and the other Loan Documents with the same force and effect as if it were the original Borrower hereunder.
[Signature Pages Follow]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS

MAIN STREET ACQUISITION CORPORATION

By:	/s/ Bradford L. Honigfeld

Name: Bradford L. Honigfeld

Title: President

BRIAD MAIN STREET, INC.

By:	/s/ Bradford L. Honigfeld

Name: Bradford L. Honigfeld

Title: President

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the Funding Date and hereby joins this Agreement and becomes a Borrower party thereto as set forth in Section 10.19 and for all purposes hereof.

MAIN STREET RESTAURANT GROUP, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ John Huss

Name: John Huss

Title: Principal

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Loan Applicable Percentage
Bank of America, N.A.	$35,000,000	100.000000000%
Total	$35,000,000	100.000000000%

SCHEDULE 10.02
ADDRESSES FOR NOTICES
BORROWERS:
78 Okner Parkway
Livingston, New Jersey 07039
Attention: Bradford Honigfeld
Telephone: 973-597-6433
Telecopier:
Electronic Mail: bhonigfeld@briad.com
with a copy to:
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
Attention: Blake Hornick, Esq.
Telephone: 212-326-0133
Telecopier: 212-798-6329
Electronic Mail: bhornick@pryorcashman.com
LENDERS:
Bank of America, N.A.
Restaurant Finance Group
600 Peachtree St., NE
GA1-006-13-20
Atlanta, GA 30308
Attention: Ms. Albert Chever
Telephone: 404-607-5842
Telecopier: 404-607-4580
Payment Instructions:
Bank of America, N.A.
New York, NY
ABA# 026009593
Account No.: 1366210004025
Account Name: Specialized Loan Support
Ref: Briad Main Street, Inc.